PROSPECTUS SUPPLEMENT NO.8	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated April 7, 2023)	Registration No. 333-259496

Up to 1,972,157 Shares of Common Stock

(Including up to 471,539 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 4,066,657 Warrants to Purchase Common Stock

This prospectus supplement updates and supplements the prospectus dated April 7, 2023 (as amended, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-259496). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 7, 2024 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 471,539 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of:

•
up to 267,096 shares of Common Stock that are issuable upon the exercise of 4,006,657 warrants (the “PIPE Warrants”) originally issued connection with a private placement immediately prior to the consummation of the Business Combination, and
•
up to 204,443 shares of Common Stock that are issuable upon the exercise of 3,066,651 warrants (the “Public Warrants” and, together with the PIPE Warrants, the “Warrants”) originally issued in the initial public offering of Consonance.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of:

•
up to 1,972,157 shares of Common Stock consisting of:
•
up to 801,327 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on April 15, 2021,
•
up to 6,000 shares of Common Stock transferred by Consonance Life Sciences to the independent directors of Consonance-HFW Acquisition Corp.,
•
up to 267,096 shares of Common Stock issuable upon exercise of the PIPE Warrants,
•
up to 89,996 shares of Common Stock issuable upon the exercise of stock options, and
•
up to 807,738 shares of Common Stock and Common Stock issuable upon exercise of Warrants issued to certain former securityholders of Surrozen Operating, Inc. pursuant to the Business Combination Agreement entered into on April 15, 2021.
•
up to 4,006,657 PIPE Warrants.

As a result of the 1-for-15 reverse stock split effected on December 13, 2023, each Warrant is exercisable for 1/15th of a share of Common Stock. As no fractional shares will be issued upon an exercise of a Warrant, holders must exercise 15 Warrants to receive one whole share of Common Stock.

The Selling Securityholders may offer, sell or distribute all or a portion of the registered securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution” in the Prospectus.

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SRZN” and “SRZNW” respectively. On February 5, 2024, the last reported sales price of our Common Stock was $8.4999 per share and the last reported sales price of our Public Warrants was $0.0124 per Public Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any other amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any other amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated February 7, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 01, 2024

Surrozen, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39635	30-1374889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd Suite 400
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 489-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one-fifteenth of a share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Charles Williams as Chief Operating Officer

On February 1, 2024, Surrozen, Inc. appointed Charles Williams, our current Chief Financial Officer, to the concurrent position of Chief Operating Officer, effective as of February 1, 2024. Mr. Williams will continue to serve as our Chief Financial Officer, a position he has held since November 2020. Information regarding Mr. Williams, including his business experience, is set forth in Item 10. “Directors, Executive Officer and Corporate Governance - Executive Officers” of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 31, 2023. There are no arrangements or understandings between Mr. Williams and any other person pursuant to which he was appointed Chief Operating Officer. There are no family relationships between Mr. Williams and any of our directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Williams has entered into our standard form of indemnification agreement, which is filed as Exhibit 10.8 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2021. In connection with Mr. Williams’ appointment as Chief Operating Officer, and as part of our annual compensation review, Mr. Williams’ annual base salary was increased to $465,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURROZEN, INC.

Date:	February 7, 2024	By:	/s/ Craig Parker
Name: Craig Parker Title: President, Chief Executive Officer and Director